Voluntary Public Takeover Offer (Cash Offer)

for

All Outstanding Registered Ordinary Shares

With No Par Value

of

Celanese AG

at

EUR 32.50 PER SHARE

by

BCP Crystal Acquisition GmbH & Co. KG

an indirect wholly-owned subsidiary of

Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

THE ACCEPTANCE PERIOD AND THE TIME PERIOD TO EXERCISE WITHDRAWAL RIGHTS WILL EXPIRE ON MONDAY, MARCH 15, 2004 (24:00H CENTRAL EUROPEAN TIME, 6:00 P.M. NEW YORK CITY TIME), UNLESS THE ACCEPTANCE PERIOD IS EXTENDED.

February 2, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      We have been appointed by BCP Crystal Acquisition GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (the “Bidder”) and a wholly-owned indirect subsidiary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd, a Cayman Islands exempted company, to act as Dealer Manager in connection with the Bidder’s offer (together with any amendments or supplements thereto, the “Offer”) to purchase all outstanding registered ordinary shares with no par value (the “Shares”), of Celanese AG, a German stock corporation (Aktiengesellschaft) (the “Company”), at a purchase price of EUR 32.50 per Share in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the “Offer Price”), without interest thereon, upon the terms and subject to the conditions described in the Offer Document published February 2, 2004 (the “Offer Document”) and in the related Letter of Transmittal (copies of which are enclosed herewith).

      The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Acceptance Period (as defined in the Offer Document) a number of Shares that constitutes at least 85% of the total number of outstanding Shares (excluding treasury shares held by the Company, enterprises controlled or majority owned by the Company, or parties acting for the account of the Company). The Offer is also subject to certain other conditions contained in the Offer Document. See Section V.4 (“The Offer — Conditions”) of the Offer Document.

      For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer Document, published February 2, 2004;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.	The Notice of Guaranteed Delivery to be used to accept the Offer if procedures set forth in the Offer Document cannot be completed prior to the expiration of the Acceptance Period (as defined in the Offer Document);

4.	A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	A return envelope addressed to Mellon Investor Services LLC (the “North American Depositary”).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE ACCEPTANCE PERIOD AND THE TIME PERIOD TO EXERCISE WITHDRAWAL RIGHTS WILL EXPIRE ON MONDAY, MARCH 15, 2004 (24:00H CENTRAL EUROPEAN TIME, 6:00 P.M. NEW YORK CITY TIME), UNLESS THE ACCEPTANCE PERIOD IS EXTENDED.

      The Bidder will not pay any fees or commissions to any broker or dealer or other person (other than to institutions that are participants in the Clearstream Banking AG system with respect to Shares held in that system, the North American Depositary, Innisfree M&A Incorporated (the “Information Agent”) and the Dealer Manager, each as described in the Offer Document) for soliciting tenders of Shares pursuant to the Offer. The Bidder will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

      In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees or, in the case of a book-entry transfer of North American Shares, an Agent’s Message (as defined in the Offer Document) in lieu of the Letter of Transmittal, and any other required documents, should be sent to the North American Depositary by 24:00h Central European Time, 6:00 p.m. New York City time, on Monday, March 15, 2004.

      The Dealer Manager is not making any recommendation to the shareholders of the Company as to whether to tender or refrain from tendering their Shares. Shareholders must make their own decision as to whether to tender their shares. Shareholders should discuss whether to tender their Shares with their brokers or other financial and tax advisers.

      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer Document, or the undersigned at 1-800-749-0121.

Very truly yours,

Deutsche Bank Securities Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE BIDDER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE NORTH AMERICAN DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.